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                                                                     Exhibit 8.1

           [LETTERHEAD OF FREEHILL HOLLINGDALE & PAGE APPEARS HERE]



9 October 1997                                     Our ref   Rick Narev
                                                   Phone     02 9225 5604
                                                   File no   1811824

                                                   Doc no    SYDCP\97282000.8

Barbeques Galore Limited
327 Chisholm Road
AUBURN NSW 2144


Ladies and Gentlemen

We have acted as Australian counsel to Barbeques Galore Limited (the Company) in connection with the proposed offering of 2,350,000 American Depositary Shares
(ADSs) by the Underwriters. Each ADS represents an ordinary share (Ordinary Share) of the Company. The ADSs are evidenced by American Depositary Receipts
(ADRs). The Ordinary Shares, the ADSs and the ADRs are described in the registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission on 6 October 1997 (as amended, the Registration Statement). (Capitalised terms used herein that are not otherwise defined herein have the meaning assigned to such terms in the Registration Statement.)

The Prospectus constituting part of the Registration Statement contains a section entitled "Certain Tax Considerations--Australian Taxation" (Summary).

In rendering the opinion set forth below, we have:

(a) relied upon an opinion dated 9 October 1997 from Greenwoods & Freehills Pty Limited, our affiliated taxation practice;

(b) assumed that the legal relationship between each holder of an ADS and the Depositary is equivalent to a nominee or bare trust relationship;

(c) assumed that the final wording of the Summary is in the form attached to this letter.

We understand that the Summary is intended to be a general statement of the Australian income tax position in relation to an investment in Ordinary Shares or ADSs made pursuant to the Prospectus by investors who are residents of the United States for tax purposes (US Holders). The Summary is based on the income tax legislation in force at the date of this letter and is not exhaustive or definitive.
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Based on and subject to the foregoing, we are of the opinion that the statements of law and legal conclusions set forth in the Summary constitute an accurate summary of the material Australian tax consequences for US Holders in relation to the acquisition, ownership and disposition of Ordinary Shares and ADSs.

We express no opinion as to other tax issues affecting the holders of the ADSs or the other parties to the transactions described in the Registration Statement, nor does our opinion address state, local or foreign tax consequences that may result from such transactions.

Our opinion represents only our best judgement regarding the application of Australian tax laws, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the relevant taxation authorities or the courts, and there is no assurance that the relevant taxation authorities will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislative, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially alter our opinion.

We consent to the use of this opinion for filing as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

Yours faithfully
FREEHILL HOLLINGDALE & PAGE

/s/ Rick Narev
Rick Narev
Partner